                                                                   Exhibit 99.1


         1997 AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

                          INDEPENDENT AUDITORS' REPORT

To the Board of directors and Stockholders
  DAY INTERNATIONAL GROUP, INC.

     We have audited the accompanying consolidated balance sheets of Day International Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996 and the period from June 7, 1995 (date of acquisition) through December 31, 1995. Our audits also included the financial statement schedule listed in the Index at Item 14(a)2 for the years ended December 31, 1997 and 1996 and the period ended December 31, 1995. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Day International Group, Inc. at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 and the period from June 7, 1995 through December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Dayton, Ohio
February 17, 1998

                 DAY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                           1997         1996
                                                                         --------     --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................    $    780     $  5,433
  Accounts receivable:
     Trade (less allowance for doubtful accounts of $1,055 and
      $982)..........................................................      21,593       16,788
     Other...........................................................         379          383
  Inventories (Note C)...............................................      16,501       16,355
  Prepaid expenses and other current assets..........................       1,457        3,630
  Deferred tax assets (Note E).......................................       1,938        3,389
                                                                         --------     --------
       Total current assets..........................................      42,648       45,978
PROPERTY, PLANT AND EQUIPMENT (Note A):
  Land...............................................................       2,023        2,025
  Buildings..........................................................      10,648       10,183
  Machinery and equipment............................................      39,999       34,692
  Construction in progress...........................................       3,716        5,098
                                                                         --------     --------
                                                                           56,386       51,998
  Less accumulated depreciation......................................     (11,594)      (6,709)
                                                                         --------     --------
                                                                           44,792       45,289
OTHER ASSETS:
  Goodwill and other intangible assets (Note B)......................     136,722      145,018
  Note receivable (Note K)...........................................         890        1,155
  Other assets.......................................................         475          446
                                                                         --------     --------
                                                                          138,087      146,619
                                                                         --------     --------
TOTAL ASSETS.........................................................    $225,527     $237,886
                                                                         ========     ========

                See notes to consolidated financial statements.

                                                                           1997         1996
                                                                         --------     --------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................................    $  7,743     $  7,453
  Accrued associate related costs....................................       8,177        7,929
  Other accrued expenses.............................................       3,694        5,430
  Income taxes payable...............................................       1,618          645
  Interest payable...................................................       1,013        1,068
  Current maturities of long-term debt (Note D)......................         774          803
                                                                         --------     --------
       Total current liabilities.....................................      23,019       23,328
LONG-TERM AND SUBORDINATED LONG-TERM DEBT (Note D)...................     130,109      152,116
DEFERRED TAX LIABILITIES (Note E)....................................       5,688        3,513
OTHER LONG-TERM LIABILITIES (Notes J and K)..........................       6,522        6,195
COMMITMENTS AND CONTINGENCIES (Note K)...............................
                                                                         --------     --------
       Total liabilities.............................................     165,338      185,152
STOCKHOLDERS' EQUITY (Note H):
  Preferred Shares $.01 per share par value, 10,000 shares
     authorized,
     none outstanding
  Common Shares, $.01 per share par value, 100,000 shares authorized,
     51,655 shares -- 1997 and 51,555 shares -- 1996 issued and
     outstanding.....................................................           1            1
  Additional paid-in-capital.........................................      51,959       51,531
  Retained earnings..................................................       9,697        1,780
  Foreign currency translation adjustment............................      (1,468)        (578)
                                                                         --------     --------
       Total stockholders' equity....................................      60,189       52,734
                                                                         --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................    $225,527     $237,886
                                                                         ========     ========

                 DAY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM JUNE 7, 1995 THROUGH DECEMBER 31, 1995 (IN THOUSANDS)

                                                                1997         1996        1995
                                                              --------     --------     -------
NET SALES.................................................    $166,286     $136,814     $73,103
COST OF GOODS SOLD (including inventory fair value
  adjustments of $2,287 in 1995) (Note G).................     103,035       84,602      47,503
                                                              --------     ---------    --------
GROSS PROFIT..............................................      63,251       52,212      25,600
SELLING, GENERAL AND ADMINISTRATIVE.......................      28,629       23,657      12,885
AMORTIZATION OF INTANGIBLES...............................       3,315        6,474       3,688
MANAGEMENT FEES (Note G)..................................         896          920         455
                                                              --------     ---------    --------
OPERATING PROFIT..........................................      30,411       21,161       8,572
OTHER EXPENSES (Note D):
  Interest Expense (including amortization of deferred
     financing costs of $966 in 1997, $1,000 in 1996 and
     $567 in 1995)........................................      15,926       16,373       9,697
  Other expense (income) -- net...........................         629         (219)        952
                                                              --------     ---------    --------
                                                                16,555       16,154      10,649
                                                              --------     ---------    --------
INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)...............      13,856        5,007      (2,077)
INCOME TAXES (BENEFIT) (Note E)...........................       5,939        2,000        (850)
                                                              --------     ---------    --------
NET INCOME (LOSS).........................................    $  7,917     $  3,007     $(1,227)
                                                              ========     =========    ========

                See notes to consolidated financial statements.

                 DAY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM
      JUNE 7, 1995 THROUGH DECEMBER 31, 1995 (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                RETAINED       FOREIGN
                                             COMMON SHARES      ADDITIONAL     EARNINGS/       CURRENCY
                                            ----------------     PAID-IN      (ACCUMULATED    TRANSLATION
                                            SHARES    AMOUNT     CAPITAL        DEFICIT)      ADJUSTMENT
                                            ------    ------    ----------    ------------    ----------
Sale of common shares....................   51,600      $1       $ 51,599       $              $
Net loss.................................                                         (1,227)
Foreign currency translation
  adjustment.............................                                                          (512)
                                            ------     ---        -------        -------       --------
December 31, 1995........................   51,600       1         51,599         (1,227)          (512)
Sale of common shares....................       73                     73
Purchase of common shares................     (118)                  (141)
Net income...............................                                          3,007
Foreign currency translation
  adjustment.............................                                                           (66)
                                            ------     ---        -------        -------       --------
December 31, 1996........................   51,555       1         51,531          1,780           (578)
Sale of common shares....................      100                    120
Issuance of stock options................                             308
Net income...............................                                          7,917
Foreign currency translation
  adjustment.............................                                                          (890)
                                            ------     ---        -------        -------       --------
December 31, 1997........................   51,655      $1       $ 51,959       $  9,697       $ (1,468)
                                            ======     ===        =======        =======       ========

                See notes to consolidated financial statements.

                 DAY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM JUNE 7, 1995 THROUGH DECEMBER 31, 1995 (IN THOUSANDS)

                                                                1997        1996        1995
                                                              --------    --------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)..........................................   $  7,917    $  3,007    $  (1,227)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation.............................................      5,238       4,384        2,415
  Amortization of goodwill and intangibles.................      7,827      10,724        8,310
  Deferred income taxes....................................      3,528         146       (1,247)
  Non-cash charge related to stock option awards...........        308
Change in assets and liabilities, net of effect of David M
  acquisition:
  Accounts receivable......................................     (5,455)       (125)         280
  Inventories..............................................       (532)        909        1,512
  Prepaid expenses and other current assets................       (521)        236          472
  Accounts payable and other accrued expenses..............      1,361      (1,218)       4,400
                                                              --------    --------    ---------
       Net cash provided by operating activities...........     19,671      18,063       14,915
                                                              --------    --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for Day International, Inc., net of cash
  acquired.................................................                            (203,993)
Cash paid for net assets of David M........................      1,513     (11,285)
Capital expenditures.......................................     (5,124)     (5,221)      (2,082)
Other......................................................      1,107      (1,107)
                                                              --------    --------    ---------
       Net cash used in investing activities...............     (2,504)    (17,613)    (206,075)
                                                              --------    --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common shares......................................        120          73       51,600
Net payments on credit facilities..........................    (21,821)
Purchase of common shares..................................                   (141)
Proceeds from term loan....................................                              30,000
Net proceeds from revolving credit facility................                  1,241       21,250
Issuance of senior subordinated notes......................                             100,000
Payment of financing costs.................................                              (7,802)
                                                              --------    --------    ---------
       Net cash (used in) provided by financing
          activities.......................................    (21,701)      1,173      195,048
EFFECT OF EXCHANGE RATE CHANGES ON CASH....................       (119)         41         (119)
                                                              --------    --------    ---------
CASH AND CASH EQUIVALENTS:
Net (decrease) increase in cash and cash equivalents.......     (4,653)      1,664        3,769
Cash and cash equivalents at beginning of period...........      5,433       3,769
                                                              --------    --------    ---------
Cash and cash equivalents at end of period.................   $    780    $  5,433    $   3,769
                                                              ========    ========    =========
CASH PAID FOR:
Income Taxes...............................................   $  1,390    $  1,620    $     892
                                                              ========    ========    =========
Interest...................................................   $ 15,015    $ 15,517    $   7,963
                                                              ========    ========    =========

                See notes to consolidated financial statements.

A.  NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUBSEQUENT EVENT

     Day International Group, Inc. and subsidiaries ("Day" or "the Company") designs and manufactures precision engineered rubber components for the printing and textile industries. Day's Image Transfer business designs, manufactures and markets high-quality printing blankets and sleaves used in the offset printing industry. Day's Textile business manufactures and markets precision engineered rubber cots and aprons sold to textile yarn spinners and other engineered rubber products sold to diverse markets. Sales are made through Day's organization, distributors and representatives.

     In connection with the Stock Purchase Agreement dated April 11, 1995, as amended, among Day International Group, Inc., M.A. Hanna Company, and Cadillac Plastics Group, Inc., the Share Purchase Agreement dated April 11, 1995, as amended, among Day International Group, Inc. and Cadillac Plastics Limited, and an Asset Purchase Agreement dated April 11, 1995, as amended, among Day International Group, Inc. and Day International (Canada) Limited, Day acquired the stock or net assets, as appropriate, from M.A. Hanna and its subsidiaries, related to the precision engineered rubber components business, effective June 6, 1995 for $211.8 million in cash (net of cash acquired of $2.5 million). The acquisition has been accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the net assets acquired based on their fair market values as follows:

        Current Assets....................................................    $36,685
        Property, plant and equipment.....................................     38,347
        Other assets......................................................      1,624
        Goodwill and other intangible assets..............................    158,970
        Current liabilities...............................................   (16,986)
        Postretirement benefits and other long-term liabilities...........    (6,845)
                                                                             --------
             Total Purchase Price.........................................   $211,795
                                                                             ========

     On December 31, 1996, the Company acquired certain net assets of the David M division of Flint Ink Corporation for $9.8 million in cash. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16.

     On January 16, 1998, affiliates of Greenwich Street Capital Partners, Inc., and SG Capital Partners acquired 93.9% of the common stock of Day for approximately $206 million with Day's management retaining the other 6.1% of the common shares. As a result of the change in control, bonuses of approximately $0.6 million will be required to be paid to certain members of Day's management in conjunction with the completion of their one or two year employment agreements. The expense related to the employment agreements will be recorded in the first quarter of 1998. The impact of the acquisition on the Company's financial statements is expected to include the issuance of $50 million of Preferred Stock and an additional $100 million of Senior Subordinated Notes. The proceeds from these two transactions will be used to repay the bridge loan of its new majority owner of $140 million plus the associated transaction related expenses.

B.  SIGNIFICANT ACCOUNTING PRINCIPLES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents include all highly liquid investments with an original purchased maturity of three months or less.

     INVENTORIES are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over their estimated useful lives. Buildings are depreciated over 25 years and machinery and equipment are depreciated between 5 and 10 years.

     GOODWILL AND OTHER INTANGIBLES -- Goodwill represents the excess of cost over the fair value of the net assets acquired and is being amortized on the straight line basis over 40 years. The Company assesses the recoverability of goodwill and other intangibles by determining whether the amortization of the respective balances over their remaining lives can be recovered through projected undiscounted cash flows.

     Deferred financing costs of $5,269 at December 31, 1997 (net of accumulated amortization of $2,533) are being amortized using an effective interest rate method over the lives of the related debt. Deferred financing costs of $728 related to the US Credit Agreement will be expensed in the first quarter of 1998 as the US Credit Agreement was repaid in conjunction with the January 16, 1998 change in control as described in Note A.

     Goodwill and other intangibles are being amortized using the straight-line method, as follows:

                                                                                       LIFE
                                                                                   ------------
Goodwill..........................................................    $103,619         40 years
Employment agreements.............................................       6,803        1.7 years
Deferred financing costs..........................................       7,802     5 to 7 years
Printing technology...............................................      27,946       11.5 years
Textile compound formulas.........................................       5,247         30 years
Unpatented technology.............................................       9,529         20 years
                                                                      --------
Total intangibles.................................................     160,946
Less accumulated amortization.....................................     (24,224)
                                                                      --------
                                                                      $136,722
                                                                      ========

     REVENUE RECOGNITION -- Day recognizes revenue when the product is shipped. Reserves for product returns, based upon historical experience, are also recognized upon shipment.

     FOREIGN CURRENCY TRANSLATION -- The functional currency is the local currency of Day's respective international subsidiaries. Accordingly, foreign currency assets and liabilities are translated into U.S. dollars at the period end exchange rates. Foreign currency revenues and expenses are translated at the average exchange rates for the period. Translation gains and losses are recorded in the accumulated translation adjustment account in shareholders' equity. Transaction gains and losses are recorded in the consolidated statement of operations for the period. Effective January 1, 1997, Day's Mexico subsidiary switched its functional currency to the US dollar in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation" because the Mexican economy was considered hyper-inflationary.

     CONCENTRATION OF CREDIT RISK -- A majority of Day's textile operations U.S. sales are concentrated in the southeastern part of the U.S. Day's Image Transfer and Textile receivables are from a diverse group of customers in the printing and textile industry and such receivables are generally unsecured. Day maintains a reserve for potential losses. One customer accounted for 11% of sales for the year ended December 31, 1997 and 9% of receivables at December 31, 1997.

     Certain of Day's international subsidiaries make purchases in foreign currencies. As a result, they are subject to transaction exposures that arise from foreign exchange movements between the date that the foreign currency transaction is recorded and the date it is consummated. Day has entered into forward foreign exchange contracts to protect itself against such foreign currency movements which generally expire in 3 to 12 months. The contract value, which approximates market, of these foreign exchange contracts was $2,311 and $1,762 at December 31, 1997 and 1996, respectively.

     Day is exposed to credit-related losses in the event of nonperformance by counterparties to the forward contracts. No counterparties are expected to fail to meet their obligations given their credit ratings, therefore Day does not obtain collateral for these instruments.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying value of the Company's variable rate US and UK Credit Agreements approximates fair value. The 11 1/8% Senior Subordinated Debt's fair market value was approximately 107% of its carrying value at December 31, 1997 based on quoted market prices. The carrying amounts of all other current assets and liabilities as reported in the consolidated balance sheets at December 31, 1997 and 1996, which qualify as financial instruments, approximated fair value.

     MANAGEMENT ESTIMATES -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

C.  INVENTORIES

     Inventories as of December 31, 1997 and 1996 consists of:

                                                                            1997        1996
                                                                           -------     -------
Finished Goods.........................................................    $ 8,917     $ 9,118
Work in Progress.......................................................      4,164       4,115
Raw Materials..........................................................      3,420       3,122
                                                                           -------     -------
                                                                           $16,501     $16,355
                                                                           =======     =======

D.  LONG-TERM AND SUBORDINATED LONG-TERM DEBT

     Long-term and subordinated long-term debt as of December 31, 1997 and 1996 consists of:

                                                                           1997         1996
                                                                         --------     --------
US Credit Agreement..................................................    $ 30,000     $ 48,500
UK Credit Agreement..................................................         883        4,419
11- 1/8% Senior Subordinated Notes...................................     100,000      100,000
                                                                         --------     --------
                                                                          130,883      152,919
Less: Current maturities of long-term debt...........................        (774)        (803)
                                                                         --------     --------
                                                                         $130,109     $152,116
                                                                         ========     ========

     The US Credit Agreement consisted of a $40,000 revolving line of credit and a $30,000 term loan with a group of banks. The revolving line of credit included a $12,500 letter of credit subfacility ($1,903 of letters of credit were outstanding at December 31, 1997) and a $2,000 swingline loan subfacility. At December 31, 1997, interest on $5,000 of the revolving line of credit was based on the banks' base rate plus 0.50% (9.00% at December 31, 1997). At December 31, 1997, $33,097 was available under the US Credit Agreement. The US Credit Agreement required a commitment fee of 1/2% a year on the unused portion of the revolving line of credit. Interest on the term loan was based on the banks' base rate plus 1.50% (9.5% at December 31, 1997) or the LIBOR rate plus 2.75% (8.69% at December 31, 1997). At December 31, 1997, interest on the term loan was based on the LIBOR rate. Interest rates on LIBOR borrowings are fixed for one, two, three or six month periods at the Company's discretion. The weighted average interest rate on the US Credit Agreement for the years ended December 31, 1997 and 1996 and the period from June 7, 1995 through December 31, 1995 was 8.61%, 8.46% and 8.86%, respectively.

     The US Credit Agreement was repaid on January 16, 1998 and replaced with a $60,000 credit facility consisting of a five year $40,000 term loan and a $20,000 revolving line of credit, in conjunction with the change of control as described in Note A. Interest on the credit facility will be at the bank's base rate plus 1% or LIBOR plus 2%. Principal payments under the term loan are as follows: $2,000 -- 1998; $5,000 -- 1999; $8,000 -- 2000; $11,000 -- 2001 and
$14,000 -- 2002.

     The 11 1/8% Senior Subordinated Notes ("the Notes") are due June 1, 2005 with interest payable semi-annually.

     The Notes contain various financial and other covenants which place limits on, among other things, asset sales, dividends and distributions of the Company's or its subsidiaries' capital stock, the purchase, redemption, acquisition of capital stock of the Company or its affiliates or any subsidiaries, and the incurrence of certain additional indebtedness. The Company's wholly-owned subsidiary, Day International, Inc., has guaranteed the new credit facility and the Notes and pledged all its assets, except its investments in its foreign subsidiaries, as collateral on these agreements. Upon a change in control, the Notes can be put back to the Company at 101% of their face value. An offer to repurchase the Notes at 101% of their face value was made on February 13, 1998.

     A Consent Solicitation Statement is expected to be sent to the existing holders of the Notes by March 1, 1998, requesting their consent to certain amendments to the Indenture governing the Notes which, among other things, will permit the Company to issue an additional $100 million of Senior Subordinated Notes and eliminate all provisions of the Indenture subordinating the Notes in right of payment to senior indebtedness of the Company. In consideration for signing the Consent, the Company will make a Consent Payment of $40 in cash for each $1,000 of Notes for which a signed Consent is received prior to the Consent expiration date.

     In 1996, the Company's UK subsidiary entered into credit facilities with a UK bank ("UK Credit Agreement") that provided a $1,544 line of credit and two five year term loans totaling $4,647. Interest on the line of credit is at the bank's base rate plus 1% (8.25% at December 31, 1997) payable monthly. The UK Credit Agreement was repaid on January 12, 1998. Interest on the term loans was at either the bank's base rate plus 1% (8.25% at December 31, 1997) or the LIBOR rate plus 1% (7.87% at December 31, 1997) payable monthly. At December 31, 1997, $1,544 was available under the UK Credit Agreement. All borrowings were secured by guarantees from the Company's US subsidiary and by letters of credit obtained under the US Credit Agreement. The credit facilities also contained certain financial covenants related to the UK subsidiary.

     In conjunction with the acquisition in 1995, the Company entered into an agreement that would provide temporary financing in the event the Notes were not in place by the closing date. This temporary financing was ultimately not required. As a result, fees and related costs associated with this temporary financing of $1,019 were charged to other expense in the period June 7, 1995 through December 31, 1995.

E.  INCOME TAXES

     Significant components of deferred tax assets (liabilities) as of December 31, 1997 and 1996 are as follows:

                                                                            1997        1996
                                                                           -------     -------
Domestic:
  Current:
     Accounts receivable reserves......................................    $   491     $   489
     Inventory reserves................................................        574         533
     Other reserves....................................................        350         638
     Net operating loss carryforward...................................                  1,284
     AMT credit carryforward...........................................        350         200
                                                                           -------     -------
                                                                             1,765       3,144
                                                                           -------     -------
  Long-term:
     Depreciation......................................................     (2,721)     (1,477)
     Amortization......................................................     (1,830)       (531)
     Other postretirement benefits.....................................        463         250
                                                                           -------     -------
                                                                            (4,088)     (1,758)
                                                                           -------     -------
Total domestic deferred tax assets (liabilities).......................     (2,323)      1,386
                                                                           -------     -------
Foreign:
  Current:
     Inventories.......................................................        (25)       (177)
     Other.............................................................        198         422
                                                                           -------     -------
                                                                               173         245
                                                                           -------     -------
  Long-term:
     Plant and equipment...............................................     (1,626)     (1,873)
     Pension...........................................................         26         118
                                                                           -------     -------
                                                                            (1,600)     (1,755)
                                                                           -------     -------
Total foreign deferred tax liabilities.................................     (1,427)     (1,510)
                                                                           -------     -------
Net deferred tax liabilities...........................................    $(3,750)    $  (124)
                                                                           =======     =======

     Income tax expense (benefit) consists of the following for the years ended December 31, 1997 and 1996 and the period from June 7, 1995 through December 31, 1995:

                                                                   1997       1996       1995
                                                                  ------     ------     -------
Current:
  Domestic:
     Federal..................................................    $          $          $   209
     State and local..........................................       309        583          50
  Foreign.....................................................     1,396      1,251         138
                                                                  ------     ------     -------
                                                                   1,705      1,834         397
                                                                  ------     ------     -------
Deferred:
  Domestic:
     Federal..................................................     3,366        324      (1,359)
     State and local..........................................       495         48        (200)
  Foreign.....................................................       373       (206)        312
                                                                  ------     ------     -------
                                                                   4,234        166      (1,247)
                                                                  ------     ------     -------
                                                                  $5,939     $2,000     $  (850)
                                                                  ======     ======     =======

     The foreign deferred tax expense primarily results from differences in accounting for fixed assets.

     The income tax expense (benefit) differs from the statutory rate for the years ended December 31, 1997 and 1996 and period June 7, 1995 through December 31, 1995 as a result of the following:

                                                                     1997       1996      1995
                                                                    ------     ------     -----
Provision at the federal statutory rate.........................    $4,711     $1,702     $(707)
Foreign tax rate differential...................................       444       (169)      (63)
State and local taxes, net of federal income tax effect.........       689        417       (99)
Non-deductible expenses.........................................       117         57       118
Other...........................................................       (22)        (7)      (99)
                                                                    ------     ------     ------
                                                                    $5,939     $2,000     $(850)
                                                                    ======     ======     ======

     Income (loss) before income taxes includes $5,809, $3,571 and $1,510 of income from international operations for the years ended December 31, 1997 and 1996 and period June 7, 1995 through December 31, 1995, respectively. Day has not provided deferred taxes on the undistributed earnings of foreign subsidiaries because the earnings are deemed permanently reinvested.

F.  BUSINESS OPERATIONS

     Net sales and income (loss) before income taxes (benefit) for the years ended December 31, 1997 and 1996 and the period from June 7, 1995 through December 31, 1995 and identifiable assets as of December 31, 1997 and 1996 by geographic area are as follows:

                                                                               1997
                                                           --------------------------------------------
                                                                         INCOME BEFORE     IDENTIFIABLE
                                                           NET SALES     INCOME TAXES         ASSETS
                                                           ---------     -------------     ------------
Domestic...............................................    $ 101,319        $ 2,677          $183,267
Europe.................................................       45,280          4,808            30,871
Other International....................................       25,243          6,371            11,389
Interarea..............................................       (5,556)
                                                           ---------     -------------     ------------
                                                           $ 166,286        $13,856          $225,527
                                                            ========     ==========          ========

                                                                              1996
                                                          --------------------------------------------
                                                                        INCOME (LOSS)
                                                                           BEFORE         IDENTIFIABLE
                                                          NET SALES     INCOME TAXES         ASSETS
                                                          ---------     -------------     ------------
Domestic..............................................    $  83,819        $(3,461)         $195,792
Europe................................................       33,664          2,025            30,454
Other International...................................       24,288          6,443            11,640
Interarea.............................................       (4,957)
                                                          ---------     -------------     ------------
                                                          $ 136,814        $ 5,007          $237,886
                                                           ========     ===========         ========

                                                                     1995
                                                          ---------------------------
                                                                        INCOME (LOSS)
                                                                           BEFORE
                                                          NET SALES     INCOME TAXES
                                                          ---------     -------------
Domestic..............................................    $  46,537        $(5,260)
Europe................................................       18,289            478
Other International...................................       11,231          2,705
Interarea.............................................       (2,954)
                                                          ---------     -------------
                                                          $  73,103        $(2,077)
                                                           ========     ===========

     Sales between geographic areas are generally priced to recover cost plus an appropriate mark-up for profit.

G. RELATED PARTY TRANSACTIONS

     In accordance with a management services agreement, the Company was required to pay American Industrial Partners, an affiliate of the controlling shareholders of Day, an annual management fee of $800 plus expenses, payable semi-annually. The agreement terminated on January 16, 1998 with the change in control described in Note A.

     The Company also paid American Industrial Partners $450 in conjunction with the acquisition of David M, related to their assistance in acquiring David M which was included in the David M purchase price allocation.

     In 1997, the Company purchased approximately $1.7 million of its raw material needs from suppliers who were also owned by the controlling shareholders of Day. The Company does not anticipate any price increases or service interruptions as a result of the change in control described in Note A.

H. STOCKHOLDERS' EQUITY AND STOCK BASED COMPENSATION PLAN

     The Company has a stock option plan permitting the grant of up to 3,730 options to purchase common shares to officers and key employees. The options vest nine years from the grant date; however, vesting is accelerated if the Company achieves certain performance objectives and expire ten years from grant date. All outstanding options vested on January 16, 1998 with the change in control as described in Note A and 142.5 options were exercised for $143. As of December 31, 1997, 2,605 options have been granted under the plan with an exercise price of $1,000 a share and 310 options have been granted under the plan with an exercise price of $1,200 a share. Also, the options expire as follows: 2,530 expire in 2005, 75 expire in 2006 and 310 expire in 2007. The following table summarizes activity in the Company's stock option plan:

                                                    1997                  1996                  1995
                                             ------------------    ------------------    ------------------
                                                       EXERCISE              EXERCISE              EXERCISE
                                             SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                             ------    --------    ------    --------    ------    --------
Outstanding at beginning of period........   2,605     $  1,000    2,730     $  1,000
Granted...................................     310     $  1,200       75     $  1,000    2,730     $  1,000
Exercised.................................                           (18)    $  1,000
Canceled..................................                          (182)    $  1,000
                                             ------                ------                ------
Outstanding at end of period..............   2,915                 2,605                 2,730
                                             =====                 =====                 =====
Exercisable at end of period..............   1,520                   862                   283
                                             =====                 =====                 =====
Weighted-average fair value of options
  granted during the year using the
  Black-Scholes options-pricing model.....             $  1,548              $    662              $    462
                                                         ======                ======                ======
Weighted-average assumptions used for
  grants:
  Expected dividend yield.................                   0%                    0%                    0%
  Expected life of options................              9 years               9 years               9 years
  Risk-free interest rate.................                   7%                    7%                    7%

     The Company measures compensation cost for stock options issued to employees using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which the Company was required to adopt in 1996. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for stock options and similar equity instruments. Had compensation costs been determined based on the fair value method of SFAS No. 123 would have reduced the Company's net earnings by $255 in 1997, $214 in 1996 and $107 in 1995.

  I. RETIREMENT PLANS

     The Company has non-contributory defined benefit plans covering certain associates of its UK and German subsidiaries. Benefits under these plans are based primarily on years of service and qualifying compensation during the final years of employment. Plan assets include marketable equity securities. The Company's funding policy complies with the requirements of local laws and regulations.

     Day also sponsors defined contribution plans for certain of its associates, which provide for Company contributions of a specified percentage of each associate's total compensation.

     The funded status of the Company's defined benefit plans at December 31, 1997 and 1996 is as follows:

                                                                            1997        1996
                                                                           -------     -------
Actuarial present value of benefit obligations:
  Accumulated benefit obligations including vested benefits of $10,015
     and $9,347........................................................    $10,138     $ 9,493
                                                                           =======     =======
Projected benefit obligation...........................................    $11,355     $10,636
Plan assets at fair value..............................................     10,894      10,652
                                                                           -------     -------
Plan assets (in excess of) less than projected benefits................        461         (16)
Unrecognized net actuarial gain (loss).................................          4         438
                                                                           -------     -------
Accrued pension cost...................................................    $   465     $   422
                                                                           =======     =======

     The projected benefit obligation was determined using an assumed discount rate of 7.0% and 7.5% in 1997 and 1996, respectively and an assumed long-term rate of increase in compensation of 5%. The assumed long-term rate of return on plan assets was 9.0% in 1997 and 8.5% in 1996.

     A summary of the components of net periodic pension cost for the defined benefit plans and for the defined contribution plans for the years ended December 31, 1997 and 1996 and the period from June 7, 1995 through December 31, 1995 is as follows:

                                                                   1997        1996       1995
                                                                  ------     --------     -----
Defined benefit plans:
  Service cost................................................    $  506     $    433     $ 256
  Interest cost...............................................       728          701       381
  Actual return on plan assets................................      (977)      (1,006)     (810)
  Net amortization and deferral...............................        95          265       418
                                                                  ------      -------     -----
Net periodic pension cost.....................................       352          393       245
Defined contribution plans....................................     1,458        1,247       690
                                                                  ------      -------     -----
Total pension expense.........................................    $1,810     $  1,640     $ 935
                                                                  ======      =======     =====

J.  OTHER POSTRETIREMENT BENEFITS

     Day provides certain contributory health care and life insurance benefits for certain U.S. associates. Those associates may become eligible for these postretirement benefits if they retire on or after age 55 with at least ten years of service.

     The status of Day's plan at December 31, 1997 and 1996, which is unfunded, is as follows:

                                                                              1997       1996
                                                                             ------     ------
Accumulated postretirement benefit obligation:
  Retirees...............................................................    $1,024     $1,003
  Fully eligible active plan participants................................       265        242
  Other active plan participants.........................................     3,282      2,605
                                                                             ------     ------
                                                                              4,571      3,850
  Unrecognized net loss..................................................       161        337
                                                                             ------     ------
Accrued postretirement benefit obligation................................    $4,732     $4,187
                                                                             ======     ======

     Approximately $87 and $57 of accrued postretirement benefit obligation is included in accrued associate related costs at December 31, 1997 and 1996, respectively.

     The weighted-average assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost rate trend) is assumed to be 5% and decreasing gradually to 4.75% in 2007 and remaining at that level thereafter. A one percentage point increase in the assumed health care cost trend rate would have increased the accumulated benefit obligation by $882 at December 31, 1997 and the interest and service cost would have been $152 higher for the year ended December 31, 1997.

     A discount rate of 7.0% and 7.5% was used in determining the accumulated obligation as of December 31, 1997 and 1996, respectively.

     Net periodic postretirement benefit costs include the following components for the year ended December 31, 1997 and 1996 and the period from June 7, 1995 through December 31, 1995:

                                                                        1997     1996     1995
                                                                        ----     ----     ----
Service cost........................................................    $386     $348     $206
Interest cost.......................................................     315      263      136
                                                                        ----     ----     ----
Net periodic postretirement benefit costs...........................    $701     $611     $342
                                                                        ====     ====     ====

K.  LEASE COMMITMENTS AND CONTINGENCIES

     The Company leases certain warehouses, transportation equipment and office equipment under operating leases with terms of 1 to 10 years. Rental expense for the years ended December 31, 1997 and 1996 and the period from June 7, 1995 through December 31, 1995 was $780, $811 and $412, respectively. At December 31, 1997, future minimum lease commitments for noncancelable operating leases are:

            1998.......................................................   $  339
            1999.......................................................      295
            2000.......................................................      234
            2001.......................................................      198
            2002.......................................................      130
            Thereafter.................................................       71
                                                                          ------
                 Total.................................................   $1,267
                                                                          ======

     There are currently no environmental claims against the Company for the costs of environmental remediation measures taken or to be taken. The Company is operating under a consent decree related to its Michigan manufacturing facility for environmental matters that occurred prior to the acquisition by American Industrial Partners in 1995. Independent environmental consultants have assessed the environmental matters. Based on this assessment and management's best estimates of the liability associated with these matters, reserves for such liabilities have been established and no insurance recoveries have been anticipated in determining the reserves. The Company's previous parent and its parent, M.A. Hanna, have agreed to indemnify the Company for certain costs associated with these matters. At December 31, 1997 a $935 indemnification receivable is recorded. Management believes that this receivable is fully realizable. In management's opinion, the aforementioned claims will be resolved without material adverse effect on the operations, financial position or cash flows of the Company.

L.  SUPPLEMENTAL CONSOLIDATING INFORMATION

     As described in Note A, in April 1995, the Company purchased Day from M.A. Hanna. The acquisition was financed through equity, term and revolving credit facilities and senior subordinated debt (the "Notes"). In connection with the Acquisition, Day International, Inc. ("Day International" or "Guarantor") became a wholly-owned subsidiary of the Company (which has no assets or operations other than its investment in Day International) and provided a full and unconditional guarantee of the Notes. The wholly-owned foreign subsidiaries of Day International are not guarantors with respect to the Notes and do not have any credit arrangements senior to the Notes except for the UK Credit Agreement of the UK subsidiary as described in

Note D. All of the assets of Day International and its parent, other than the assets of the wholly-owned foreign non guarantor subsidiaries, are pledged as collateral on the Notes. The only intercompany eliminations are the normal intercompany eliminations with regard to intercompany sales and the Company's investment in the wholly-owned non guarantor subsidiaries. In 1996, intercompany notes were put in place through a dividend which effectively transfers the interest expense from Day International Group, Inc. to Day International, Inc. The following are the supplemental combined condensed balance sheets as of December 31, 1997 and 1996, the supplemental combined condensed statements of operations and cash flows for the years ended December 31, 1997 and 1996 and the period from June 7, 1995 through December 31, 1995 with the investments in the subsidiaries accounted for using the equity method. Separate complete financial statements of the Guarantor are not presented because management has determined that they are not material to the investors.

                         DAY INTERNATIONAL GROUP, INC.

                 SUPPLEMENTAL COMBINING CONDENSED BALANCE SHEET
                               DECEMBER 31, 1997

                                         DAY              DAY              NON
                                    INTERNATIONAL    INTERNATIONAL      GUARANTOR
                                     GROUP, INC.    INC. (GUARANTOR)   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                    -------------   ----------------   ------------   ------------   -------------
ASSETS
Cash and cash equivalents.........    $     596         $   (320)        $    504                      $     780
Accounts receivable -- net........                        12,215            2,767                         21,972
Inventories.......................                        10,637            6,864                         16,501
Other assets......................                         1,936            1,459                          3,395
                                       --------         --------         --------       ---------       --------
     TOTAL CURRENT ASSETS.........          596           24,468           17,584              --         42,648
Intercompany......................      130,000               --                       $ (130,000)            --
Property, plant and equipment --
  net.............................                        35,931            8,861                         44,792
Investment in subsidiaries........       70,337           23,106                          (93,443)            --
Intangible and other assets.......                       132,809            5,278                        138,087
                                       --------         --------         --------       ---------       --------
TOTAL ASSETS......................    $ 200,933         $216,314         $ 31,723      $ (223,443)     $ 225,527
                                       ========         ========         ========       =========       ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Accounts payable..................                      $  4,736         $  3,532      $     (525)     $   7,743
Current maturities of long-term
  debt............................                                            774                            774
Accrued accounts, restated costs
  and other expenses..............    $     990            8,899            4,613                         14,502
                                       --------         --------         --------       ---------       --------
     TOTAL CURRENT LIABILITIES....          990           13,635            8,919            (525)        23,019
Intercompany......................        8,286          121,217              (28)       (129,475)            --
Long-term and subordinated
  long-term debt..................      130,000                               109                        130,109
Long-term post retirement benefits
  and other.......................                         9,527            2,683                         12,210
Total stockholders' equity........       61,657           71,935           20,040         (93,443)        60,189
                                       --------         --------         --------       ---------       --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY............    $ 200,933         $216,314         $ 31,723      $ (223,443)     $ 225,527
                                       ========         ========         ========       =========       ========

                         DAY INTERNATIONAL GROUP, INC.

                 SUPPLEMENTAL COMBINING CONDENSED BALANCE SHEET
                               DECEMBER 31, 1996

                                          DAY              DAY              NON
                                     INTERNATIONAL    INTERNATIONAL      GUARANTOR
                                      GROUP, INC.    INC. (GUARANTOR)   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     -------------   ----------------   ------------   ------------   ------------
ASSETS
Cash and cash equivalents...........   $   2,757         $   (726)        $  3,402                      $  5,433
Accounts receivable -- net..........                        9,139            8,032                        17,171
Inventories.........................                       10,780            5,575                        16,355
Other assets........................                        6,118              901                         7,019
                                        --------         --------          -------        --------      --------
     TOTAL CURRENT ASSETS                  2,757           25,311           17,910              --        45,978
Intercompany........................     148,500              583                         (149,083)           --
Property, plant and
  equipment -- net..................                       36,112            9,177                        45,289
Investment in subsidiaries..........      62,410           19,218                          (81,628)           --
Intangible and other assets.........                      141,320            5,299                       146,619
                                        --------         --------          -------        --------      --------
TOTAL ASSETS........................   $ 213,667         $222,544         $ 32,386      $ (230,711)     $237,886
                                        ========         ========          =======        ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable....................                     $  4,878         $  2,919      $     (344)     $  7,453
Current maturities of long-term
  debt..............................                                           803                           803
Accrued associate related costs and
  other expenses....................   $   1,068           10,703            3,301                        15,072
                                        --------         --------          -------        --------      --------
     TOTAL CURRENT LIABILITIES......       1,068           15,581            7,023            (344)       23,328
Intercompany........................      10,787          137,536              415        (148,738)           --
Long-term and subordinated long-term
  debt..............................     148,500                             3,616                       152,116
Long-term post retirement benefits
  and other.........................                        6,921            2,787                         9,708
Total stockholders' equity..........      53,312           62,506           18,545         (81,629)       52,734
                                        --------         --------          -------        --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY............................   $ 213,667         $222,544         $ 32,386      $ (230,711)     $237,886
                                        ========         ========          =======        ========      ========

                         DAY INTERNATIONAL GROUP, INC.

            SUPPLEMENTAL COMBINING CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                  DAY                DAY
                             INTERNATIONAL      INTERNATIONAL      NON GUARANTOR
                              GROUP, INC.     INC. (GUARANTOR)      SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                             -------------    -----------------    --------------    -------------    -------------
Net sales.................      $    --           $ 124,422           $ 41,864         $      --        $ 166,286
Cost of goods sold........                           74,846             28,189                            103,035
                               --------            --------            -------         ---------         --------
     Gross profit.........           --              49,576             13,675                --           63,251
Selling, general and
  administrative..........           50              20,741              7,838                             28,629
Amortization of
  intangibles.............                            3,270                 45                              3,315
Management fees...........                              896                                                   896
                               --------            --------            -------         ---------         --------
     Operating income.....          (50)             24,669              5,792                --           30,411
Other expenses (income):
Equity in earnings of
  subsidiaries............       (7,926)             (3,760)                              11,686               --
Interest expense..........           --              15,605                321                             15,926
Other (income) expense....          (35)                489                175                                629
                               --------            --------            -------         ---------         --------
     Income before income
       taxes..............        7,911              12,335              5,296           (11,686)          13,856
Income taxes..............           (6)              4,409              1,536                              5,939
                               --------            --------            -------         ---------         --------
     Net income...........      $ 7,917           $   7,926           $  3,760         $ (11,686)       $   7,917
                               ========            ========            =======         =========         ========

                         DAY INTERNATIONAL GROUP, INC.

            SUPPLEMENTAL COMBINING CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                  DAY                DAY
                             INTERNATIONAL      INTERNATIONAL      NON GUARANTOR
                              GROUP, INC.     INC. (GUARANTOR)      SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                             -------------    -----------------    --------------    -------------    -------------
Net sales.................      $    --           $ 101,284           $ 35,530         $      --        $ 136,814
Cost of goods sold........                           60,838             23,764                             84,602
                                 ------            --------            -------          --------         --------
     Gross profit.........           --              40,446             11,766                --           52,212
Selling, general and
  administrative..........           35              15,904              7,717                             23,657
Amortization of
  intangibles.............                            6,291                183                              6,474
Management fees...........                              920                                                   920
                                 ------            --------            -------          --------         --------
     Operating income.....          (36)             17,331              3,866                --           21,161
Other expenses (income):
Equity in earnings of
  subsidiaries............       (2,976)             (2,526)                               5,502               --
Interest expense..........           --              16,078                295                             16,373
Other (income) expense....          (87)               (132)                --                               (219)
                                 ------            --------            -------          --------         --------
     Income before income
       taxes..............        3,027               3,911              3,571            (5,502)           5,007
Income taxes..............           20                 935              1,045                              2,000
                                 ------            --------            -------          --------         --------
     Net income...........      $ 3,007           $   2,976           $  2,526         $  (5,502)       $   3,007
                                 ======            ========            =======          ========         ========

                         DAY INTERNATIONAL GROUP, INC.

            SUPPLEMENTAL COMBINING CONDENSED STATEMENT OF OPERATIONS
               PERIOD FROM JUNE 7, 1995 THROUGH DECEMBER 31, 1995

                                    DAY               DAY
                               INTERNATIONAL     INTERNATIONAL      NON GUARANTOR
                                GROUP, INC.     INC. (GUARANTOR)    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                               -------------    ----------------    -------------    ------------    ------------
Net sales...................      $    --           $ 51,974           $21,129         $     --        $ 73,103
Cost of goods sold..........                          33,357            14,146                           47,503
                               -------------    ----------------    -------------    ------------    ------------
     Gross profit...........           --             18,617             6,983               --          25,600
Selling, general and
  administrative............          100              7,799             4,986                           12,885
Amortization of
  intangibles...............                           3,634                54                            3,688
Management fees.............                             455                                                455
                               -------------    ----------------    -------------    ------------    ------------
     Operating income.......         (100)             6,729             1,943               --           8,572
Other expenses (income):
Equity in earnings of
  subsidiaries..............       (4,267)            (1,133)                             5,400              --
Interest expense............        9,130                567                                              9,697
Other (income) expense......         (223)               815               360                              952
                               -------------    ----------------    -------------    ------------    ------------
     Income (loss) before
       income taxes
       (benefit)............       (4,740)             6,480             1,583           (5,400)         (2,077)
Income taxes (benefit)......       (3,513)             2,213               450                             (850)
                               -------------    ----------------    -------------    ------------    ------------
     Net Income (Loss)......      $(1,227)             4,267           $ 1,133         $ (5,400)       $ (1,227)
                                =========       ============        ===========       =========       =========

                         DAY INTERNATIONAL GROUP, INC.

            SUPPLEMENTAL COMBINING CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

                                        DAY              DAY
                                   INTERNATIONAL    INTERNATIONAL,    NON GUARANTOR
                                    GROUP, INC.    INC. (GUARANTOR)   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   -------------   ----------------   -------------   ------------   ------------
Operating Activities:
Net income.......................    $   7,917         $  7,926          $ 3,760        $(11,686)      $  7,917
     Adjustments to reconcile net
       income to net cash
       provided by (used in)
       operating activities:
     Depreciation and
       amortization..............                        11,464            1,601                         13,065
     Non-cash charge related to
       stock option awards.......          308                                                              308
     Equity in earnings of
       subsidiaries..............       (7,926)          (3,760)                          11,686             --
     Deferred income taxes and
       other.....................                         3,710             (182)                         3,528
     Changes in operating assets
       and liabilities...........          (78)          (3,693)          (1,276)           (100)        (5,147)
                                      --------         --------          -------        --------       --------
Net cash provided by (used in)
  operating activities...........          221           15,647            3,903            (100)        19,671
Investing activities:
Cash paid for David M............                         1,513                                           1,513
Capital expenditures.............                        (3,627)          (1,497)                        (5,124)
Other............................                         1,107                                           1,107
                                      --------         --------          -------        --------       --------
Net cash used in investing
  activities.....................           --           (1,007)          (1,497)             --         (2,504)
Financing Activities:
Sale of common shares............          120                                                              120
Purchase of common shares........                                                                            --
Net payments on credit
  facilities.....................      (18,500)                           (3,321)                       (21,821)
                                      --------         --------          -------        --------       --------
Net cash used in financing
  activities.....................      (18,380)              --           (3,321)             --        (21,701)
Intercompany transfers and
  dividends......................       15,998          (14,234)          (1,864)            100             --
Effects of exchange rates on
  cash...........................                                           (119)                          (119)
                                      --------         --------          -------        --------       --------
Cash and Cash Equivalents:
Net increase (decrease) in cash
  and cash equivalents...........       (2,161)             406           (2,898)             --         (4,653)
Cash and cash equivalents at
  beginning of period............        2,757             (726)           3,402                          5,433
                                      --------         --------          -------        --------       --------
Cash and cash equivalents at end
  of period......................    $     596         $   (320)         $   504        $     --       $    780
                                      ========         ========          =======        ========       ========

                         DAY INTERNATIONAL GROUP, INC.

            SUPPLEMENTAL COMBINING CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

                                    DAY               DAY
                               INTERNATIONAL     INTERNATIONAL      NON GUARANTOR
                                GROUP, INC.     INC. (GUARANTOR)    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                               -------------    ----------------    -------------    ------------    ------------
Operating Activities:
Net income..................      $ 3,007           $  2,976           $ 2,526         $ (5,502)       $  3,007
  Adjustments to reconcile
     net income to net cash
     provided by (used in)
     operating activities:
     Depreciation and
       amortization.........                          13,589             1,519                           15,108
     Equity in earnings of
       subsidiaries.........       (2,976)            (2,526)                             5,502              --
     Deferred income taxes
       and other............                              88              (456)             514             146
     Change in operating
       assets and
       liabilities..........         (343)               696               (57)            (494)           (198)
                                 --------           --------          --------         --------        --------
Net cash provided by (used
  in) operating
  activities................         (312)            14,823             3,532               20          18,063
Investing activities:
  Cash paid for David M.....                         (11,285)                                           (11,285)
  Capital expenditures......                          (3,968)           (1,253)                          (5,221)
  Other.....................                          (2,665)              921              637          (1,107)
                                 --------           --------          --------         --------        --------
Net cash used in investing
  activities................           --            (17,918)             (332)             637         (17,613)
Financing activities:
  Sale of common shares.....           73                                                                    73
  Purchase of common
     shares.................         (141)                                                                 (141)
  Net proceeds from
     revolving credit
     facility...............       (2,750)                               3,991                            1,241
                                 --------           --------          --------         --------        --------
Net cash provided by (used
  in) financing
  activities................       (2,818)                               3,991                            1,173
Intercompany transfers and
  dividends.................        5,484              2,282            (7,109)            (657)             --
Effects of exchange rates on
  cash......................                                                41                               41
                                 --------           --------          --------         --------        --------
Cash and Cash Equivalents:
  Net increase (decrease) in
     cash and cash
     equivalents............        2,354               (813)              123               --           1,664
  Cash and cash equivalents
     at beginning of
     period.................          403                 87             3,279                            3,769
                                 --------           --------          --------         --------        --------
  Cash and cash equivalents
     at end of period.......      $ 2,757           $   (726)          $ 3,402         $     --        $  5,433
                                 ========           ========          ========         ========        ========

                         DAY INTERNATIONAL GROUP, INC.

            SUPPLEMENTAL COMBINING CONDENSED STATEMENT OF CASH FLOWS
               PERIOD FROM JUNE 7, 1995 THROUGH DECEMBER 31, 1995

                                        DAY              DAY
                                   INTERNATIONAL    INTERNATIONAL     NON GUARANTOR
                                    GROUP, INC.    INC. (GUARANTOR)   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   -------------   ----------------   -------------   ------------   ------------
Operating Activities:
Net income (loss)................    $  (1,227)        $  4,267          $ 1,133        $ (5,400)     $   (1,227)
  Adjustments to reconcile net
     income (loss) to net cash
     provided by (used in)
     operating activities:
     Depreciation and
       amortization..............                         9,828              897                          10,725
     Equity in earnings of
       subsidiaries..............       (4,267)          (1,133)                           5,400              --
     Deferred income taxes and
       other.....................       (3,514)           2,580             (313)                         (1,247)
     Change in operating assets
       and liabilities...........        1,411            2,804            1,346           1,103           6,664
                                   -------------   ----------------   -------------   ------------   ------------
Net cash provided by (used in)
  operating activities...........       (7,597)          18,346            3,063           1,103          14,915
Investing activities:
Cash paid for Day International,
  Inc............................     (203,564)                             (429)                       (203,993)
Capital expenditures.............                        (1,018)          (1,064)                         (2,082)
                                   -------------   ----------------   -------------   ------------   ------------
Net cash used in investing
  activities.....................     (203,564)          (1,018)          (1,493)             --        (206,075)
Financing Activities:
Sale of common shares............       51,600                                                            51,600
Proceeds from term loan..........       30,000                                                            30,000
Net proceeds from evolving credit
  facility.......................       21,250                                                            21,250
Issuance of senior subordinated
  notes..........................      100,000                                                           100,000
Payment of financing costs.......       (7,802)                                                           (7,802)
                                   -------------   ----------------   -------------   ------------   ------------
Net cash provided by financing
  activities.....................      195,048               --               --              --         195,048
Intercompany transfers...........       16,516          (17,241)           1,828          (1,103)             --
Effects of exchange rates on
  cash...........................                                           (119)                           (119)
                                   -------------   ----------------   -------------   ------------   ------------
Cash and Cash Equivalents:
Net increase in cash and cash
  equivalents....................          403               87            3,279              --           3,769
                                   -------------   ----------------   -------------   ------------   ------------
Cash and cash equivalents at end
  of period......................    $     403         $     87          $ 3,279        $     --      $    3,769
                                     =========     ============       ===========      =========       =========